EXHIBIT 23.1

We consent to the incorporation by reference in this registration statement of MasTec, Inc. on Form S-8 of our report dated February 28, 1997, on our audits of the consolidated financial statements of MasTec, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1996.


/s/ Coopers & Lybrand

Coopers & Lybrand

Miami, Florida
June 30, 1997